*** CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

2023 READING INTERNATIONAL, INC. EXECUTIVE INCENTIVE PLAN

PURPOSE

The 2023 Executive Incentive Plan of Reading International, Inc. (“REIP”) is a cash incentive program designed to align executive compensation with the performance achieved by Reading International, Inc. (the “Company” or “Reading”) for the 2023 fiscal year consistent with our Company’s executive compensation philosophy to (1) drive our strategic plan on growth, (2) align officer and management performance with the interests of our stockholders, and (3) encourage retention of our officers and management team members. In addition, for the 2023 year, we also wish to continue to take into account that (i) our global cinema business continues to be impacted by the unprecedented long-term effects of the COVID- 19 pandemic, (ii) global economic conditions (including higher interest rates, inflation, supply chain and labor issues) and (ii) our need to have sustained officer and management engagement during this period of economic transition.

ELIGIBILITY AND PARTICIPATION

Employees at the level of Vice President or Director, as applicable in international markets, and above, when appropriate, may be considered for participation in the REIP. “Participants” will be recommended for participation by the Chief Executive Officer. Participation in the REIP by “executive officers” (as defined in the Charter of the Compensation and Stock Options Committee of the Board of Directors, or the “Committee”) whose compensation is normally approved by the Committee or Board of Directors (the “Board”) must be approved by such body.

Participants must be employed by Reading on the date the incentive is paid to be eligible to receive any REIP incentive.

PERFORMANCE PERIOD

The performance period for the REIP is annual, covering the period from January 1, 2023 through December 31, 2023 (the “Performance Period”).

READING INTERNATIONAL

189 SECOND AVENUE SUITE 2S | NEW YORK, NEW YORK 10003

TARGETS

The Company will notify each Participant of his or her target incentive opportunity. The target incentive opportunity varies by Participant and is typically expressed as a percentage of base salary. The Participant’s base salary level in effect at the end of the Performance Period will be used in determining the Participant’s target incentive for purposes of the payout calculation, except that Participants promoted or hired during the Performance Period may, in the discretion of the Company, have their target incentive opportunity adjusted for the time in the new role.

The Committee and Board each has the discretion to adjust the incentive target or amount payable to a Participant in its sole discretion; provided, it is understood that this discretion includes, without limitation, the ability to take into account the Company’s liquidity conditions at year end 2023 and at the end of the first quarter of 2024.

INCENTIVE COMPONENTS

For 2023, REIP incentives are based on two components (a financial Company Goal and Individual Performance Objectives): For each Participant, the respective weighting of each component will be specified in the stated goals, depending on respective roles and responsibilities.

•Company Goal Component: This portion of the incentive is based upon the Company’s performance measured against certain EBITDA targets.

Actual performance against this Company Goal is measured at the end of the Performance Period to determine the payout amount for such Performance Period. The payout can range from 0% to 150% for the Company Goal Component.

•Individual Performance Objectives Component: This portion of the incentive is based upon individual performance relative to up to five stated goals for such individual as documented in the performance objectives. Performance against these goals is evaluated by the CEO and/or the Committee/Board following the close of the Performance Period, resulting in a performance rating.

The performance rating is used as a guide for the Committee/Board to determine the payout amount for the Individual Component of each Participant’s incentive. The incentive can range from 0% to 150% for the Individual Component at the discretion of the Committee/Board.

Similar to past years, the Committee may consider certain adjustments to EBITDA for purposes of the payout for the Company component of the Short-Term Incentive (“STI”) compensation. Each potential adjustment must be approved by the Committee, but will take into account (i) the annual Operating Budgets and targets established by Management and (ii) the circumstances during the 2023 year, including without limitation, the continuing impacts of the COVID-19 pandemic and existing global economic conditions (including higher interest rates, inflation, supply chain and labor issues). With respect to adjustments made to EBITDA, the Committee has determined to make the following adjustments:

(i)Exchange Rate Adjustment: Despite annual fluctuations, the AU/NZ dollar exchange rates will be constant for the annual calculation;

(ii)Asset Sales: Gains and losses from out of ordinary course disposition of assets will be eliminated (for example, the 2021 gain from sale of Manukau would be eliminated);

(iii)Non-recurring events: Unusual or non-recurring events not included in the Company’s Operating Budgets for the performance period (such as the sale of a cinema(s) or the cessation of a cinema operation as a result of a natural disaster or a non-recurring gain on insurance recovery) will be eliminated;

(iv)Impairment charges: Unbudgeted impairment charges or gains will be eliminated;

(v)Straight Line Rent: Straight line rent entries will be eliminated; and

(vi)Non-Cash Deferred Compensation: Non-cash deferred compensation will be eliminated.

The Committee reserves discretion for the following, and for such other and further adjustments as the Committee deems appropriate:

(i)COVID-19 Pandemic closures: Reserves the discretion to adjust EBITDA in the event that certain markets are mandated to close due to COVID-19 and/or other pandemic event; and

(ii)Changes to Movie Release Schedule: Attached hereto as Schedule B is the 2023 box office release schedule for the U.S. and Australia and New Zealand as of May 2023, that Management took into account for purposes of establishing the Operating Budgets. Key movie releases are highlighted in yellow. The Committee reserves the discretion to adjust EBITDA in the event that material changes are made to the movie release schedule set forth on Schedule B.

Notwithstanding the foregoing, the Committee and Board each has the discretion to adjust the incentive target or amount payable to a Participant in its sole discretion; provided, it is understood that this discretion includes, without limitation, the ability to consider the Company’s liquidity conditions during the first quarter of 2024.

PLAN PAYMENTS

In earlier years, payments under the REIP had been contingent on the Company meeting minimum threshold financial goals (i.e. net income), as approved by the Committee (the “Minimum Company Performance” or “Circuit Breaker”). In these years, the Minimum Company Performance or Circuit Breaker had to be achieved in order for any REIP payments to be made. No company; division, if applicable; or individual incentives would have been paid unless Minimum Company Performance was achieved.

Since 2020, in light of the continuing uncertainty imposed by the COVID-19 pandemic and now the global economic conditions (including higher interest rates, inflation, supply chain and labor issues), the Committee determined that there would be no “Circuit Breaker” that must be met before STI cash bonus eligibility will be in effect and will, instead, exercise its discretionary power to evaluate such eligibility for annual performance. Due to the continuing uncertainty from the COVID-19 pandemic in 2023 and the global economic conditions (including higher interest rates, inflation, supply chain and labor issues), the Committee has determined not to adopt a “Circuit Breaker” for 2023.

The Committee expects to re-evaluate the addition of a Circuit Breaker in 2024, assuming resumption of normal economic conditions.

For 2023, the Committee determined that payment of the Company Goal Component will be contingent on the Company's actual financial performance measured against the Company Goal approved by the Committee, which is set forth on Schedule A hereto. The Committee reserves the right to make discretionary adjustments to any amounts discussed below.

Three goals are established for this purpose: "Threshold", "Target” and "Maximum". Payments, subject to discretionary adjustments, are equal to 50% if the Threshold goal is achieved, 100% if the Target goal is achieved, and 150% if the Maximum goal is achieved. The levels of THRESHOLD, TARGET and MAXIMUM performance for each goal are intended to be set with the appropriate degree of difficulty. As a rule of thumb, if targets are set fairly, the expectation is that over the long run THRESHOLD would be achieved ~80% of the time, TARGET ~50% of the time and MAXIMUM ~20% of the time.

As set forth on Schedule A hereto, and taking into account a Worldwide EBITDA 2023 Budget, the following THRESHOLD, TARGET and MAXIMUM levels are set for the Company Goal for 2023.

THRESHOLD = $***
TARGET = $***
MAXIMUM = $***

For the Company Goal Component, performance between the Threshold and Target, or between Target and Maximum, will result in interpolated incentive payment based upon the actual performance achieved (subject to Committee/Board discretion). For example, if the EBITDA performance Threshold is $***, and the Target is $***, and the incentive payment, subject to discretionary adjustment, is 50% at Threshold and 100% at Target, then actual EBITDA performance of $*** will yield an incentive payment of 89% of Target. The math in this example is:*** = Interpolated to 77% of difference from Threshold to Target, which yields incentive payment, subject to discretionary adjustment, of 77%*(100%-50%) +50% = 89% payment.    Payment for Individual Performance Goals Component may be interpolated between the stated performance levels based on the recommendation of CEO and/or Committee/Board discretion.

PLAN YEAR

The plan year is January 1, 2023 through December 31, 2023, unless terminated earlier by the Company in its sole discretion.

REIP PAYOUTS

The Company intends to pay the REIP incentives, subject to the discretion of the Committee, as discussed below; provided, however that the CEO or the Committee, as the case may be, has the ultimate authority to determine the amount of individual payments, or in the case of those executives whose compensation is subject to Board review, by the Board in its discretion.

The CEO, the Committee and/or the Board, as applicable, each reserve the right to adjust (upward or downward (including to “zero”)) any REIP incentive to be paid out to any Participant based on a variety of factors, including, without limitation, the overall performance of such Participant for the Performance Period or the performance of such Participant during the Performance Period with respect to a division component, if applicable, or individual component and the Company’s liquidity conditions at the time of payout. The CEO, the Committee and/or the Board, as applicable, each have historically been entitled to make downward adjustments (including to “zero”) for a Participant’s entire REIP incentive despite the fact that a Participant or the Company, as the case may be, may have met or exceeded certain targets or objectives in any of the incentive components described above.

The REIP incentive, if any, will typically be paid by the end of the first quarter of the year following the close of the Performance Period in accordance with regular Company payroll practices (dates can vary, but U.S. employees will typically be paid on or before March 15 of the year following the close of the Performance Period but in any event no later than December 31 of such year).

Any REIP payouts shall be made solely from the Company's general liquid assets. The REIP is an unfunded benefit, and the Company does not and will not set aside or aggregate segregated assets for the plan. The Company will withhold all applicable taxes and any standard deductions or contributions from the bonus payouts.

Any cash payment delivered pursuant to the REIP is subject to forfeiture, recovery by the Company or other action pursuant to any agreement evidencing an incentive or any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act or any successor or replacement law, and implementing rules and regulations thereunder, or as otherwise required by law.

Upon effectiveness of applicable Nasdaq rules, the Company intends to promptly adopt a Clawback Policy, in accordance with SEC Rule 10D-1.

Any REIP incentive is intended to comply with the rules of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations (collectively, "Section 409A") to be exempt from

Section 409A. To the extent any such REIP incentive is subject to Section 409A, the REIP will be construed in a manner so that the payouts comply with Section 409A.

ADMINISTRATION - COMPENSATION AND STOCK OPTIONS COMMITTEE

The Committee, or a subcommittee to which the Committee delegates its authority, has the power to administer the REIP and interpret the terms of the program, including these plan guidelines.

The Company reserves the right to amend or terminate the REIP at any time and for any reason or to reduce or modify payments at any time at its sole discretion.

The REIP is in effect for the 2023 calendar year, and the Company is under no obligation to renew or extend the REIP for future years. Any payments paid pursuant to the REIP, as well as the REIP itself, is discretionary in nature. A payment in any plan year does not guarantee a payment or any other compensation in any subsequent plan year. REIP payouts are always dependent on the actual financial performance of the Company.

PARTICIPANTS IN THE REIP ARE SOLELY RESPONSIBLE FOR AND EXPECTED TO UNDERSTAND OR TO OBTAIN ADVICE WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE REIP. PARTICIPANTS IN THE REIP ARE RELYING SOLELY ON THEIR OWN ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS FOR TAX ADVICE OF ANY KIND. PARTICIPANTS IN THE REIP SHALL SOLELY BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF PAYMENTS UNDER THE REIP.

Neither the REIP, participation in the REIP, nor any other action taken pursuant to the REIP, shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to be employed or hold any office or title as an officer, director, employee, consultant or advisor to the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

As required by the Charter of the Committee, any REIP incentive for Ellen Cotter or Margaret Cotter must be reviewed and approved by the Board.

SCHEDULE A

COMPANY GOAL
ADJUSTED EBITDA

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SCHEDULE B-1

U.S. MOVIE RELEASE SCHEDULE

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SCHEDULE B-2

AU/NZ MOVIE RELEASE SCHEDULE

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